EXHIBIT 99.1

CapitalSource Reports Third Quarter 2012 Results and Announces New $250 Million Share Buyback Plan

  Third Quarter Net Income of $31 Million or $0.14 Per Share

  Strong Loan Production of $623 Million at CapitalSource Bank

  Net Interest Margin of 4.97% at CapitalSource Bank

  10.2 Million Shares Repurchased in the Quarter – Outstanding Shares Reduced by 35% Since December 2010

  Prior Repurchase Authorization Nearly Completed After Quarter Close / New $250 Million Buyback Plan Announced

LOS ANGELES, Oct. 30, 2012 (GLOBE NEWSWIRE) -- CapitalSource Inc. (NYSE:CSE) today announced financial results for the third quarter of 2012. The Company reported net income for the quarter of $31 million or $0.14 per diluted share, compared to net income of $388 million or $1.66 per diluted share in the prior quarter and a net loss of $81 million or $0.26 per diluted share in the third quarter of 2011. Net income in the prior quarter included $1.49 per diluted share resulting from the reversal of $347 million of the Company's deferred tax asset valuation allowance. The loss in the third quarter of 2011 was driven by a one-time charge of $114 million or $0.37 per share resulting from the early retirement of debt.

"In addition to strong operating results, we repurchased 10 million of our shares in the third quarter and an additional 5 million shares in October. Since inception of our buyback plan in December of 2010, we have reduced the total share count by approximately 36% and returned $766 million to shareholders," said James J. Pieczynski, CapitalSource CEO. "A higher than projected level of loan payoffs at the Parent Company provided added liquidity and permitted us to nearly complete the previous repurchase authorization this month. As a result, our Board has approved a new buyback plan with an initial authorization of $250 million."

"The third quarter at CapitalSource Bank was solid in all respects. Pre-tax pre-provision income was up 17% compared to the prior quarter, net interest margin of 4.97% was near the top end of our projected range, and after-tax return on assets (ROA) rose to 1.88%, assisted by a very low loan loss provision," said Tad Lowrey, CapitalSource Bank Chairman and CEO. "The combination of portfolio management activities, which reduced the loan portfolio by approximately $163 million, and an elevated level of loan payoffs largely offset strong loan production of $623 million in the quarter but year-to-date loan growth remains a healthy 10%."

"Cash generation at the Parent was ahead of expectations, as we ended the quarter with $156 million in unrestricted cash despite $75 million of share repurchases and $23 million spent to redeem the remaining convertible debentures in July," said John Bogler, CapitalSource CFO. "Consolidated operating expenses decreased meaningfully in the quarter as well, due largely to the continuing benefits of our internal consolidation efforts. Total consolidated operating expenses remain on track for a full year reduction of about 10%, compared to 2011."

CAPITALSOURCE BANK SEGMENT

This segment includes our commercial lending and banking business activities in CapitalSource Bank.

Third Quarter 2012 Highlights

  Net Income was $34 million, an increase of $11 million or 47% from the prior quarter primarily due to a lower loan loss provision. Total interest income rose 4% to $100 million.

  Loans and Leases increased $24 million as funded loan and lease productionof $623 million, compared to $596 million in the prior quarter, was largely offset by $599 million of loan repayments, sales and other reductions. $163 million of those repayments and sales were the result of portfolio management activities designed to reduce hold sizes and limit credit exposure. Absent those portfolio management activities, loan growth would have been ~3.5% in the quarter. Total loans and leases were $5.4 billion at quarter end, a year-to-date increase of 10% and an 18% increase since September 30, 2011.

  Net Interest Margin was 4.97%, an increase of 2 basis points from the prior quarter, primarily due to a more favorable asset mix and lower cost of funds.

  Capital – The Tier 1 leverage ratio increased 13 basis points to 12.82%, and the total risk-based capital ratio increased 49 basis points to 16.69%.

  Credit Quality – Loan loss provision was $0.3 million, compared to $13 million in the prior quarter. Net charge-offs were $4 million in the quarter, compared to $7 million in the prior quarter. Non-accrual loans decreased to $64 million or 1.21% of loans at quarter end, compared to $102 million or 1.94% of loans at the end of the prior quarter. The allowance for loan and lease losses was $98 million or 1.89% of loans at quarter end, compared to $102 million or 1.96% of loans at the end of the prior quarter.

Third Quarter 2012 Details

	Quarter Ended
				9/30/2012 vs. 6/30/2012		9/30/2012 vs. 9/30/2011
	9/30/2012	6/30/2012	9/30/2011	$	%	$	%
($ in thousands)
Interest income	$ 99,807	$ 96,112	$ 92,173	$ 3,695	4%	$ 7,634	8%
Interest expense	15,521	15,394	15,982	(127)	(1)	461	3
Provision for loan losses	273	12,569	13,725	12,296	98	13,452	98
Non-interest income	13,585	13,198	14,614	387	3	(1,029)	(7)
Non-interest expense	39,964	43,179	35,345	3,215	7	(4,619)	(13)
Income tax expense	23,782	15,106	16,513	(8,676)	(57)	(7,269)	(44)
Net income	33,852	23,062	25,222	10,790	47	8,630	34

Net Interest Margin was 4.97%, an increase of 2 basis points from the prior quarter. Interest income was $100 million, an increase of $4 million from the prior quarter. Net interest income was $84 million, an increase of $4 million from the prior quarter.

	Quarter Ended
	9/30/2012				6/30/2012
Net Interest Margin	Average Balance	Interest Income/Expense	Average Yield/Cost		Average Balance	Interest Income/Expense	Average Yield/Cost
($ in thousands)
Loans	$ 5,231,242	$ 91,367	6.95%	(1)	$ 4,973,262	$ 87,680	7.09%
Investment securities	1,206,868	8,123	2.68		1,238,781	8,029	2.61
Cash and other interest-earning assets	314,439	317	0.40		346,288	403	0.47
Total interest-earning assets	6,752,549	99,807	5.88		6,558,331	96,112	5.89
Deposits	5,469,501	12,738	0.93		5,334,190	12,640	0.95
Borrowings	597,674	2,783	1.85		585,791	2,754	1.89
Total interest-bearing liabilities	$ 6,067,175	15,521	1.02		$ 5,919,981	15,394	1.05
Net interest income / spread		84,286	4.86%			$ 80,718	4.84%
Net interest margin			4.97%				4.95%

(1) Loan yield for the quarter included 70 basis points of fee and discount accretion, compared to 65 basis points in the prior quarter.

Non-interest Expense was $40 million, a decrease of $3 million from the prior quarter. Operating expenses were $37 million, a decrease of $3 million from the prior quarter due primarily to a $2 million decrease in loan servicing expenses. Non-operating expenses were unchanged at $3 million.

Income Tax Expense was $24 million for the quarter, compared to $15 million in the prior quarter, due to higher pre-tax income. The effective tax rate for the quarter was 41% compared to 40% in the prior quarter.

Cash and Investments increased by $177 million to $1.7 billion due to the high level of loan repayments and sales. The portfolio yield at quarter end decreased 34 basis points to 2.01%, primarily due to the higher mix of cash and cash equivalents.

Cash and Investments	9/30/2012			6/30/2012
($ in thousands)	Balance	Yield	Duration (Years)	Balance	Yield	Duration (Years)
Cash and cash equivalents and restricted cash	$ 508,862	0.26%	--	$ 275,456	0.29%	--
Agency callable notes	5,031	2.50%	3.1	5,053	2.50%	3.3
Agency debt	23,359	1.90%	0.1	23,810	1.94%	0.4
Agency MBS	966,856	2.51%	2.6	1,014,783	2.53%	2.8
Non-agency MBS	45,396	4.26%	2.0	50,785	4.31%	2.1
CMBS	108,066	4.00%	2.1	108,520	4.04%	2.3
Asset-backed securities	10,985	11.22%	0.9	12,453	11.38%	0.9
U.S. Treasury and agency securities	18,296	2.56%	6.1	19,165	2.56%	6.2
	$ 1,686,851	2.01%	1.8	$ 1,510,025	2.35%	2.2

Loans and Leases increased $24 million from the prior quarter as detailed below.

	Quarter Ended
Loan and Lease Roll Forward (1)	9/30/2012	6/30/2012	9/30/2011
($ in thousands)
Beginning balance	$ 5,338,673	$ 5,088,426	$ 4,202,073
New fundings	623,445	595,737	646,851
Existing loans and leases
Principal repayments, net	(535,047)	(265,491)	(234,651)
Leased equipment depreciation	(2,307)	(2,288)	(668)
Transfers to held for sale, net	(13,260)	(31,519)	(30,092)
Loan sales	(44,285)	(38,615)	--
Transfers to foreclosed assets	(932)	(176)	(1,438)
Net charge-offs	(3,622)	(7,401)	(3,633)
Intercompany sales	--	--	(26,880)
Ending balance	$ 5,362,665	$ 5,338,673	$ 4,551,562

(1) Includes operating leases and equity investments related to operating leases which are included in other assets and other investments, respectively, on our balance sheet.

	Quarter Ended
Loan and Lease Portfolio Detail	9/30/2012	6/30/2012	9/30/2011
($ in thousands)
Healthcare Asset Based	$ 155,444	$ 145,758	$ 203,370
Equipment Finance (1)	561,607	470,275	361,830
Lender Finance & Timeshare	763,144	761,310	583,683
Premium Finance	11,083	7,638	--
Other Asset Based	46,060	47,103	49,751
Total Asset Based	1,537,338	1,432,084	1,198,634
General Cash Flow	216,213	263,593	250,981
Technology Cash Flow	595,689	511,880	367,216
Healthcare Cash Flow	300,210	315,719	257,724
Security Cash Flow	272,531	323,414	295,628
Professional Practice	158,608	147,084	89,768
Total Cash Flow	1,543,251	1,561,690	1,261,317
General Real Estate	670,994	684,312	623,689
Multi Family	867,654	884,164	785,728
Healthcare Real Estate	519,042	570,888	533,608
Small Business	224,386	205,535	148,586
Total Real Estate	2,282,076	2,344,899	2,091,611
Total	$ 5,362,665	$ 5,338,673	$ 4,551,562

(1) Includes $102 million of operating leases and related equity investments as of September 30, 2012 and $102 million as of June 30, 2012, which are included in other assets and other investments, respectively, on our balance sheet.

Deposits were $5.5 billion at quarter end, an increase of $153 million from the prior quarter. The weighted average interest rate on total deposits declined 3 basis points to 0.91% at the end of the quarter. The weighted average rate of new and renewing time deposits in the quarter was 0.86%, compared to 0.83% in the prior quarter.

FHLB Borrowings were $600 million, an increase of $3 million from the prior quarter. The weighted average rate of FHLB borrowings was 1.81% as of September 30, 2012, compared to 1.83% at the end of the prior quarter and the average remaining maturity was 3.4 years, compared to 3.6 years at the end of the prior quarter.

Allowance for Loan and Lease Losses was $98 million or 1.89% of the loan portfolio, a decrease of $3 million from the prior quarter.

	Quarter Ended
Allowance for Loan and Lease Losses	9/30/2012
($ in thousands)	General	Specific	Total	% Loans
Beginning balance	$ 87,912	$ 13,872	$ 101,784
Provision / (Reserve release)	2,242	(1,969)	273
Charge-offs, net	--	(3,622)	(3,622)
Ending balance	$ 90,154	$ 8,281	$ 98,435	1.89%

	Quarter Ended
	6/30/2012
	General	Specific	Total	% Loans
Beginning balance	$ 84,376	$ 12,240	$ 96,616
Provision	3,536	9,033	12,569
Charge-offs, net	--	(7,401)	(7,401)
Ending balance	$ 87,912	$ 13,872	$ 101,784	1.96%

Non-performing Assets were $70 million or 0.96% of total assets, a decrease of $37 million (35%) from the prior quarter. Non-accrual loans were $64 million, a decrease of $38 million (37%) from the prior quarter. REO increased by $0.4 million (7%).

Non-performing Assets	9/30/2012		6/30/2012
	Balance	% of Total Assets	Balance	% of Total Assets
($ in thousands)
Non-accrual loans - current	$ 26,836	0.37%	$ 80,571	1.14%
Non-accrual loans - delinquent 30-89 days	29,948	0.41	59	--
Non-accrual loans - delinquent 90+ days	7,462	0.10	21,360	0.31
Total non-accrual loans	64,246	0.88%	101,990	1.45%
REO	6,050	0.08	5,644	0.08
Total non-performing assets	$ 70,296	0.96%	$ 107,634	1.53%

Troubled Debt Restructurings were $66 million, a decrease of $9 million from the prior quarter. TDRs on accrual status decreased to $20 million from $69 million in the prior quarter. Non-accruing TDRs were $45 million (included in the "Non-accrual loans" in the table above), $16 million of which were current as to payment status, compared to $7 million in the prior quarter.

OTHER COMMERCIAL FINANCE SEGMENT

This segment includes the CapitalSource Inc. loan portfolio and other business activities at the Parent Company.

Third Quarter 2012 Details

Net Loss was $2 million, compared to net income of $365 million in the prior quarter. Second quarter results included a tax benefit of $347 million related to the release of a portion of the deferred tax asset valuation allowance and an $8 million gain on early retirement of debt.

	Quarter Ended
				9/30/2012 vs. 6/30/2012		9/30/2012 vs. 9/30/2011
	9/30/2012	6/30/2012	9/30/2011	$	%	$	%

($ in thousands)
Interest income	$ 16,899	$ 22,978	$ 28,653	$ (6,079)	(26)%	$ (11,754)	(41)%
Interest expense	3,992	4,770	18,506	778	16	14,514	78
Provision for loan losses	8,686	(2,033)	21,393	(10,719)	(527)	12,707	59
Non-interest income	1,439	1,594	35,015	(155)	(10)	(33,576)	(96)
Non-interest expense	13,037	11,629	158,305	(1,408)	(12)	145,268	92
Income tax benefit	(5,779)	(355,123)	(27,793)	(349,344)	(98)	(22,014)	(79)
Net (loss) income	(1,598)	365,329	(106,743)	(366,927)	(100)	105,145	99

Interest Income was $17 million, a decrease of $6 million from the prior quarter due primarily to a lower average loan balance.

Non-interest Expense was $13 million, compared to $12 million in the prior quarter. Operating expenses were $11 million, a decrease of $7 million from the prior quarter due primarily to expenses in the prior quarter related to the establishment of a $2 million lease abandonment charge for excess office space and higher third party loan workout expenses. Non-operating expenses were $2 million compared to non-operating income of $6 million in the prior quarter, due primarily to an $8 million gain on debt extinguishment in the prior quarter.

Unrestricted Cash at quarter end was $156 million, a decrease of $35 million from the prior quarter. The largest sources of cash were principal collections related to non-securitized loans and a quarterly tax payment from the Bank to the Parent Company pursuant to the tax sharing arrangement. The principal uses of cash in the quarter were share repurchases totaling $75 million and the redemption of $23 million of the Company's outstanding 7.25% convertible debentures.

Loans decreased by $114 million from the prior quarter as detailed below.Securitized loan balances were $411 million, a decrease of $8 million from the prior quarter. The non-securitized loan balance was $316 million, including $40 million of loans held for sale, a decrease of $65 million from the prior quarter.

	Quarter Ended
Loan and Lease Roll Forward	9/30/2012	6/30/2012	9/30/2011
($ in thousands)
Beginning balance	$ 801,127	$ 899,836	$ 1,399,910
Existing loans and leases
Principal repayments, net	(46,939)	(56,857)	(111,693)
Transfers to held for sale, net	(39,930)	--	(8,648)
Loan sales	(14,616)	(20,174)	--
Transfers to foreclosed assets	--	--	(77)
Net charge-offs	(12,066)	(21,678)	(22,271)
Intercompany sales	--	--	26,880
Ending balance	$ 687,576	$ 801,127	$ 1,284,101

Allowance for Loan and Lease Losses was $28 million, or 4.15% of the loan portfolio, a decline of $3 million from the prior quarter as detailed below.

	Quarter Ended
Allowance for Loan and Lease Losses	9/30/2012
($ in thousands)	General	Specific	Total	% Loans
Beginning balance	$ 24,647	$ 6,928	$ 31,575
(Reserve release) / Provision	(7,984)	16,670	8,686
Charge-offs, net	--	(12,066)	(12,066)
Ending balance	$ 16,663	$ 11,532	$ 28,195	4.15%

	Quarter Ended
	6/30/2012
	General	Specific	Total	% Loans
Beginning balance	$ 37,162	$ 18,124	$ 55,286
(Reserve release) / Provision	(12,515)	10,482	(2,033)
Charge-offs, net	--	(21,678)	(21,678)
Ending balance	$ 24,647	$ 6,928	$ 31,575	3.99%

Non-performing Assets were $109 million, a decline of $5 million (5%) from the prior quarter, due to declines in both non-accruals and REO, as detailed below. As of September 30, 2012, $61 million of non-accrual loans were current as to payment status. All collections on those loans are applied to the outstanding principal balance.

Non-performing Assets	9/30/2012		6/30/2012
	Balance	% of Total Assets	Balance	% of Total Assets
($ in thousands)
Non-accrual loans - current	$ 60,576	4.31%	$ 58,907	4.03%
Non-accrual loans - delinquent 30-89 days	58	--	460	0.03
Non-accrual loans - delinquent 90+ days	38,085	2.70	41,744	2.86
Total non-accrual loans	98,719	7.01%	101,111	6.92%
Accruing loans - delinquent 90+ days	--	--	--	--
REO	10,264	0.73	13,303	0.92
Total non-performing assets	$ 108,983	7.74%	$ 114,414	7.84%

Troubled Debt Restructurings were $154 million, a decrease of $19 million from the prior quarter. TDRs on accrual status decreased by $7 million to $109 million. Non-accruing TDRs were $45 million (included in the "Non-accrual loans" in the table above), though $30 million were current as to payment status compared to $57 million in the prior quarter.

CONSOLIDATED

Third Quarter 2012 Details

Net Income was $31 million or $0.14 per diluted share, compared to net income of $388 million, or $1.66 per diluted share, in the prior quarter as detailed below. Net income in the prior quarter included the impact of the reversal of the Company's deferred tax asset valuation allowance of $347 million or $1.49 per diluted share. Pre-tax income was $49 million compared to $48 million in the prior quarter.

	Quarter Ended
				9/30/2012 vs. 6/30/2012		9/30/2012 vs. 9/30/2011
	9/30/2012	6/30/2012	9/30/2011	$	%	$	%
($ in thousands)
Interest income	$ 115,234	$ 117,982	$ 121,476	$ (2,748)	(2)%	$ (6,242)	(5)%
Interest expense	19,513	20,164	34,488	651	3	14,975	43
Provision for loan and lease losses	8,959	10,536	35,118	1,577	15	26,159	74
Non-interest income	9,297	8,450	32,484	847	10	(23,187)	(71)
Non-interest expense	47,009	48,200	176,346	1,191	2	129,337	73
Income tax expense (benefit)	18,003	(340,017)	(11,280)	(358,020)	(105)	(29,283)	(260)
Net income (loss)	31,047	387,549	(80,712)	(356,502)	(92)	111,759	138

Interest Income was $115 million, a decrease of $3 million from the prior quarter.

Net Interest Margin was 4.99%, a decrease of 21 basis points from the prior quarter. Net interest income was $96 million, a decrease of $2 million from the prior quarter.

Non-Interest Expense was $47 million, a decrease of $1 million from the prior quarter as detailed below.

	Quarter Ended
Non-Interest Expense	9/30/2012	6/30/2012	% Change
($ in thousands)
Compensation and benefits	$ 25,523	$ 25,408	(0)%
Professional fees	2,469	3,089	20
Occupancy expenses	3,422	6,221	45
FDIC fees and assessments	1,507	1,463	(3)
General depreciation and amortization	1,330	1,511	12
Other administrative expenses	7,660	13,622	44
Total operating expenses	41,911	51,314	18
Leased equipment depreciation	2,307	2,288	(1)
Expense of real estate owned and other foreclosed assets, net	2,308	3,821	40
(Gain) loss on extinguishment of debt	--	(8,142)	100
Other non-interest expense, net	483	(1,081)	145
Total non-interest expense	$ 47,009	$ 48,200	2%

Income Tax Expense was $18 million, compared to a tax benefit of $340 million in the prior quarter as a result of the reversal of a portion of the Company's deferred tax asset valuation allowance. Utilization of the Federal Net Operating Loss Carry Forward portion of the Company's deferred tax asset, however, reduced the Company's cash tax liability to $3 million.

Loans and Leases decreased $90 million from the prior quarter as detailed below:

	Quarter Ended
Loan and Lease Roll Forward (1)	9/30/2012	6/30/2012	9/30/2011
($ in thousands)
Beginning balance	$ 6,139,800	$ 5,988,262	$ 5,601,983
New fundings	623,445	595,737	646,851
Existing loans and leases
Principal repayments, net	(581,985)	(322,348)	(346,344)
Leased equipment depreciation	(2,307)	(2,288)	(668)
Transfers to held for sale, net	(53,190)	(31,519)	(38,740)
Loan sales	(58,902)	(58,789)	--
Transfers to foreclosed assets	(932)	(176)	(1,515)
Net charge-offs	(15,688)	(29,079)	(25,904)
Ending balance	$ 6,050,241	$ 6,139,800	$ 5,835,663

(1) Includes operating leases and equity investments related to operating leases which are included in Other Assets and Other Investments on our balance sheet.

Allowance for Loan and Lease Losses was $127 million, or 2.15% of the loan portfolio, compared to $133 million, or 2.23% at the end of the prior quarter.

Net Charge-offs were $16 million, a decrease of $13 million from the prior quarter.  Net charge-offs as a percentage of average loans for the twelve month period ended September 30, 2012 were 2.09%, compared to 2.30% for the twelve month period ended June 30, 2012.

	Quarter Ended
Allowance for Loan and Lease Losses	9/30/2012
($ in thousands)	General	Specific	Total	% Loans
Beginning balance	$ 112,559	$ 20,800	$ 133,359
(Reserve release) / Provision	(5,742)	14,701	8,959
Charge-offs, net	--	(15,688)	(15,688)
Ending balance	$ 106,817	$ 19,813	$ 126,630	2.15%

	Quarter Ended
	6/30/2012
	General	Specific	Total	% Loans
Beginning balance	$ 121,538	$ 30,364	$ 151,902
(Reserve release) / Provision	(8,979)	19,515	10,536
Charge-offs, net	--	(29,079)	(29,079)
Ending balance	$ 112,559	$ 20,800	$ 133,359	2.23%

Non-performing Assets were $179 million, a decline of $43 million (19%) from the prior quarter primarily due to a $40 million decrease in non-accrual loans. As of September 30, 2012, $87 million of non-accrual loans were current as to payment status. All collections on those loans are applied to the outstanding principal balance.

Non-performing Assets	9/30/2012		6/30/2012
	Balance	% of Total Assets	Balance	% of Total Assets
($ in thousands)
Non-accrual loans - current	$ 87,412	1.00%	$ 139,478	1.64%
Non-accrual loans - delinquent 30-89 days	30,006	0.35	519	0.01
Non-accrual loans - delinquent 90+ days	45,547	0.53	63,104	0.74
Total non-accrual loans	162,965	1.88%	203,101	2.39%
Accruing loans - delinquent 90+ days	--	--	--	--
REO	16,314	0.19	18,947	0.22
Total non-performing assets	$ 179,279	2.07%	$ 222,048	2.61%

Troubled Debt Restructurings were $219 million, a decrease of $29 million from the prior quarter. TDRs on accrual status decreased by $56 million to $129 million. Non-accruing TDRs were $90 million (included in the "Non-accrual loans" in the table above), though $46 million were current as to payment status, compared to $64 million in the prior quarter.

Valuation Allowance related to the Company's deferred tax assets was $159 million, a decrease of $7 million from the end of the prior quarter, primarily due to the utilization of capital loss carry forwards. The net deferred tax asset at quarter end after subtracting the valuation allowance was $371 million, a decrease of $14 million from the prior quarter, primarily due to the utilization of $20 million Federal Net Operating Loss Carry Forwards in the quarter.

Book Value Per Share was $8.09 at the end of the quarter, an increase of $0.17 from the end of the prior quarter. Total shareholders' equity was $1.7 billion at the end of the quarter, including intangible assets of $173 million, which was a decrease of $38 million from the prior quarter primarily due to share repurchases of $75 million in the quarter.

Tangible Book Value Per Share was $7.29 at the end of the quarter, an increase of $0.14 from the end of the prior quarter.

Share Repurchases during the quarter totaled 10.2 million shares at a total cost of $74.8 million. As a result, the remaining authority for share repurchases as of September 30, 2012 was $56.4 million. Since inception of the share buyback program through September 30, 2012, the Company repurchased 112.8 million shares, or approximately 35% of the December of 2010 starting balance of 323 million shares, at an average purchase price of $6.46 per share.

Subsequent to quarter end, the Company repurchased an additional 5 million shares, reducing the remaining authorization for share repurchases to $18 million. The CapitalSource Board of Directors approved a new buyback plan on October 26, 2012, scheduled to expire in December of 2013, with an initial authorization of $250 million.

Any share repurchases made pursuant to the Company's stock repurchase program will be made through open market purchases or privately negotiated transactions from time to time until December 2013. The amount and exact timing of any repurchases will depend upon market conditions and other factors. There are no assurances the Company will repurchase any shares during the period and the plan may be suspended or discontinued at any time.

Average Diluted Shares Outstanding was 226.4 million shares for the quarter, compared to 233.1 million shares for the prior quarter. Total outstanding shares at September 30, 2012 were 215.2 million.

Quarterly Cash Dividend of $0.01 per common share was paid on September 28, 2012 to common shareholders of record on September 14, 2012.

Conference Call Details

A conference call to discuss the results will be hosted on Tuesday, October 30, 2012 at 2:30 p.m. PDT / 5:30 p.m. EDT. Interested parties may access the call via webcast on the Investor Relations section of the CapitalSource web site at http://ir.capitalsource.com. An audio replay will also be available on the website from approximately 6:00 p.m. PDT / 9:00 p.m. EDT October 30, 2012 through April 30, 2013.

CapitalSource Bank Call Report

CapitalSource Bank will file its Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only-FFIEC 041, for the quarter ended September 30, 2012 (the Call Report) with the Federal Deposit Insurance Corporation (FDIC) on October 30, 2012. The Call Report will subsequently be posted by the FDIC on its website at http://cdr.ffiec.gov/Public/.

About CapitalSource

CapitalSource Inc. (NYSE:CSE), through its wholly owned subsidiary CapitalSource Bank, makes commercial loans to small and middle-market businesses nationwide and offers depository products and services in 21 retail branches in southern and central California. CapitalSource, headquartered in Los Angeles, CA, had total assets of $8.7 billion and total deposits of $5.5 billion as of September 30, 2012. For more information, visit www.capitalsource.com.

Forward Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, strategies, goals, and projections and including statements about consolidated operating expenses, all which are subject to numerous assumptions, risks, and uncertainties. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words 'anticipate,' 'assume,' 'intend,' 'believe,' 'expect,' 'estimate,' 'forecast,' 'plan,' 'position,' 'project,' 'will,' 'should,' 'would,' 'seek,' 'continue,' 'outlook,' 'look forward,' and similar expressions are generally intended to identify forward-looking statements. All forward-looking statements (including statements regarding preliminary and future financial and operating results and future transactions and their results) involve risks, uncertainties and contingencies, many of which are beyond our control which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements. Actual results could differ materially from those contained or implied by such statements for a variety of factors, including without limitation: higher than anticipated increases in operating expenses; increased asset workout and loan servicing expenses; higher compensation costs to retain and/or incent employees; anticipated synergies expected from moving Parent Company employees to CapitalSource Bank may not be achieved; CapitalSource Bank's inability to adjust expenses as part of the consolidation effort; and other factors described in CapitalSource's 2011 Annual Report on Form 10-K and documents subsequently filed by CapitalSource with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

CapitalSource Third Quarter 2012 – Financial Supplement
CapitalSource Inc.
Consolidated Balance Sheets
($ in thousands)

	September 30,	December 31,
	2012	2011
	(Unaudited)

ASSETS
Cash and cash equivalents	$ 615,495	$ 458,548
Restricted cash	71,412	65,484
Investment securities:
Available-for-sale, at fair value	1,094,070	1,188,002
Held-to-maturity, at amortized cost	108,066	111,706
Total investment securities	1,202,136	1,299,708
Loans held for sale	84,883	193,021
Loans held for investment	5,948,119	5,758,990
Less deferred loan fees and discounts	(53,907)	(68,843)
Total loans held for investment	5,894,212	5,690,147
Less allowance for loan and lease losses	(126,630)	(153,631)
Total loans held for investment, net	5,767,582	5,536,516
Interest receivable	31,894	38,796
Other investments	66,791	81,245
Goodwill	173,135	173,135
Deferred tax asset, net	370,577	45,445
Other assets	293,396	408,170
Total assets	$ 8,677,301	$ 8,300,068

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits	$ 5,535,482	$ 5,124,995
Term debt	203,307	309,394
Other borrowings	1,009,880	1,015,099
Other liabilities	185,172	275,434
Total liabilities	6,933,841	6,724,922

Shareholders' equity:
Preferred stock (50,000,000 shares authorized; no shares outstanding)	--	--
Common stock ($0.01 par value, 1,200,000,000 shares
authorized; 215,238,561 and 256,112,205 shares issued
and outstanding, respectively)	2,152	2,561
Additional paid-in capital	3,217,582	3,487,911
Accumulated deficit	(1,498,131)	(1,934,732)
Accumulated other comprehensive income, net	21,857	19,406
Total shareholders' equity	1,743,460	1,575,146
Total liabilities and shareholders' equity	$ 8,677,301	$ 8,300,068

CapitalSource Third Quarter 2012 – Financial Supplement
CapitalSource Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)
($ in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
Net interest income:	(Unaudited)
Interest income:
Loans and leases	$ 105,066	$ 108,301	$ 107,161	$ 322,437	$ 344,308
Investment securities	9,784	9,236	13,635	29,737	44,675
Other	384	445	680	1,119	2,070
Total interest income	115,234	117,982	121,476	353,293	391,053
Interest expense:
Deposits	12,738	12,640	13,422	38,669	40,203
Borrowings	6,775	7,524	21,066	21,866	86,844
Total interest expense	19,513	20,164	34,488	60,535	127,047
Net interest income	95,721	97,818	86,988	292,758	264,006
Provision for loan and lease losses	8,959	10,536	35,118	30,567	81,450
Net interest income after provision for loan and lease losses	86,762	87,282	51,870	262,191	182,556

Non-interest income:
Loan fees	4,174	3,057	3,421	11,899	11,435
Leased equipment income	3,299	3,258	901	9,815	974
Gain (loss) on investments, net	1,856	(620)	19,141	929	51,381
(Loss) gain on derivatives, net	(978)	432	(2,113)	(649)	(4,262)
Other non-interest income, net	946	2,323	11,134	7,303	15,445
Total non-interest income	9,297	8,450	32,484	29,297	74,973

Non-interest Expense:
Compensation and benefits	25,523	25,408	31,047	77,347	90,524
Professional fees	2,469	3,089	3,097	9,158	12,985
Occupancy expenses	3,422	6,221	3,690	13,402	11,663
FDIC fees and assessments	1,507	1,463	1,375	4,419	4,706
General depreciation and amortizations	1,330	1,511	1,662	4,536	5,283
Other administrative expenses	7,660	13,622	8,023	30,902	28,780
Total operating expenses	41,911	51,314	48,894	139,764	153,941
Leased equipment depreciation	2,307	2,288	668	6,883	708
Expense of real estate owned and other foreclosed assets, net	2,308	3,821	12,835	6,579	34,124
(Gain) loss on extinguishment of debt	--	(8,142)	113,679	(8,059)	113,679
Other non-interest expense, net	483	(1,081)	270	(908)	(1,095)
Total non-interest expense	47,009	48,200	176,346	144,259	301,357

Net income (loss) before income taxes	49,050	47,532	(91,992)	147,229	(43,828)
Income tax expense (benefit)	18,003	(340,017)	(11,280)	(296,305)	17,131
Net income (loss)	31,047	387,549	(80,712)	443,534	(60,959)

Other comprehensive income (loss), net of tax
Unrealized gain (loss) on available-for-sale securities, net of tax	2,315	(960)	(4,078)	2,802	21,219
Unrealized (loss) gain on foreign currency translation, net of tax	--	--	(10,795)	(351)	665
Other comprehensive income (loss)	2,315	(960)	(14,873)	2,451	21,884
Comprehensive income (loss)	$ 33,362	$ 386,589	$ (95,585)	$ 445,985	$ (39,075)

Net income per share:
Basic	$ 0.14	$ 1.71	$ (0.26)	$ 1.94	$ (0.19)
Diluted	$ 0.14	$ 1.66	$ (0.26)	$ 1.88	$ (0.19)
Average shares outstanding:
Basic	219,664,637	226,532,286	306,535,063	229,091,849	315,719,413
Diluted	226,441,293	233,097,740	306,535,063	235,712,522	315,719,413

Dividends declared per share	$ 0.01	$ 0.01	$ 0.01	$ 0.03	$ 0.03

CapitalSource Inc.
Segment Balance Sheets
(Unaudited)
($ in thousands)

	September 30, 2012				June 30, 2012
	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED
ASSETS

Cash and cash equivalents and restricted cash	$ 508,862	$ 178,045	$ --	$ 686,907	$ 275,456	$ 216,088	$ --	$ 491,544
Investment securities:
Available-for-sale	1,069,923	24,147	--	1,094,070	1,126,049	21,993	--	1,148,042
Held-to-maturity	108,066	--	--	108,066	108,520	--	--	108,520
Loans	5,259,524	720,084	(513)	5,979,095	5,216,670	790,866	959	6,008,495
Allowance for loan and lease losses	(98,435)	(28,195)	--	(126,630)	(101,784)	(31,575)	--	(133,359)
Loans, net of allowance for loan and lease losses	5,161,089	691,889	(513)	5,852,465	5,114,886	759,291	959	5,875,136
Receivables due from affiliates	3,755	15,622	(19,377)	--	4,743	(1,827)	(2,916)	--
Other assets	434,258	502,540	(1,005)	935,793	429,806	521,055	(4,444)	946,417
Total assets	$ 7,285,953	1,412,243	(20,895)	8,677,301	7,059,460	1,516,600	(6,401)	8,569,659

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Deposits	$ 5,535,482	$ --	$ --	$ 5,535,482	$ 5,382,012	$ --	$ --	$ 5,382,012
Borrowings	600,000	613,187	--	1,213,187	597,000	646,665	--	1,243,665
Balance due to affiliates	15,622	3,755	(19,377)	--	(1,827)	4,743	(2,916)	--
Other liabilities	69,211	120,580	(4,619)	185,172	51,546	118,543	(7,794)	162,295
Total liabilities	6,220,315	737,522	(23,996)	6,933,841	6,028,731	769,951	(10,710)	6,787,972

Shareholders' equity:
Common stock	921,000	2,152	(921,000)	2,152	921,000	2,250	(921,000)	2,250
Additional paid-in capital/retained earnings/deficit	129,197	650,712	939,542	1,719,451	94,129	724,857	940,909	1,759,895
Accumulated other comprehensive income, net	15,441	21,857	(15,441)	21,857	15,600	19,542	(15,600)	19,542
Total shareholders' equity	1,065,638	674,721	3,101	1,743,460	1,030,729	746,649	4,309	1,781,687

Total liabilities and shareholders' equity	$ 7,285,953	1,412,243	(20,895)	8,677,301	7,059,460	1,516,600	(6,401)	8,569,659

Book value per outstanding share	$ 4.95	3.13	0.01	8.09	4.58	3.32	0.02	7.92
Tangible book value per outstanding share	$ 4.15	3.13	0.01	7.29	3.81	3.32	0.02	7.15

CapitalSource Inc.
Segment Statements of Operations
(Unaudited)
($ in thousands)

	Three Months Ended September 30, 2012				Three Months Ended June 30, 2012
Net interest income:	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED
Interest income:
Loans and leases	91,367	15,171	(1,472)	105,066	87,680	21,729	(1,108)	108,301
Investment securities	8,123	1,661	--	9,784	8,029	1,207	--	9,236
Other	317	67	--	384	403	42	--	445
Total interest income	$ 99,807	$16,899	$ (1,472)	$ 115,234	$ 96,112	$ 22,978	$ (1,108)	$ 117,982
Interest expense:
Deposits	12,738	--	--	12,738	12,640	--	--	12,640
Borrowings	2,783	3,992	--	6,775	2,754	4,770	--	7,524
Total interest expense	15,521	3,992	--	19,513	15,394	4,770	--	20,164
Net interest income	84,286	12,907	(1,472)	95,721	80,718	18,208	(1,108)	97,818
Provision for loan and lease losses	273	8,686	--	8,959	12,569	(2,033)	--	10,536
Net interest income after provision for loan and lease losses	84,013	4,221	(1,472)	86,762	68,149	20,241	(1,108)	87,282

Non-interest income:
Loan fees	3,469	705	--	4,174	2,759	298	--	3,057
Leased equipment income	3,299	--	--	3,299	3,258	--	--	3,258
Other non-interest income, net	6,817	734	(5,727)	1,824	7,181	1,296	(6,342)	2,135
Total non-interest income, net	13,585	1,439	(5,727)	9,297	13,198	1,594	(6,342)	8,450

Non-interest expense:
Compensation and benefits	25,254	269	--	25,523	24,981	427	--	25,408
Professional fees	1,404	1,065	--	2,469	1,844	1,245	--	3,089
Leased equipment depreciation	2,307	--	--	2,307	2,288	--	--	2,288
Expense of real estate owned and other foreclosed assets, net	16	2,292	--	2,308	1,616	2,205	--	3,821
Gain on extinguishment of debt	--	--	--	--	--	(8,142)	--	(8,142)
Other non-interest expense, net	10,983	9,411	(5,992)	14,402	12,450	15,894	(6,608)	21,736
Total non-interest expense, net	39,964	13,037	(5,992)	47,009	43,179	11,629	(6,608)	48,200

Net income (loss) before income taxes	57,634	(7,377)	(1,207)	49,050	38,168	10,206	(842)	47,532
Income tax expense (benefit)	23,782	(5,779)	--	18,003	15,106	(355,123)	--	(340,017)
Net income (loss)	$ 33,852	$ (1,598)	$ (1,207)	$ 31,047	$ 23,062	$ 365,329	$ (842)	$ 387,549

	Nine Months Ended September 30, 2012				Nine Months Ended September 30, 2011
Net interest income:	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED
Interest income:
Loans and leases	267,905	58,357	(3,825)	322,437	234,679	110,011	(382)	344,308
Investment securities	25,626	4,111	--	29,737	38,821	5,854	--	44,675
Other	1,008	111	--	1,119	967	1,103	--	2,070
Total interest income	$ 294,539	$ 62,579	$ (3,825)	$ 353,293	$ 274,467	$ 116,968	$ (382)	$ 391,053
Interest expense:
Deposits	38,669	--	--	38,669	40,203	--	--	40,203
Borrowings	8,305	13,561	--	21,866	6,601	80,243	--	86,844
Total interest expense	46,974	13,561	--	60,535	46,804	80,243	--	127,047
Net interest income	247,565	49,018	(3,825)	292,758	227,663	36,725	(382)	264,006
Provision for loan and lease losses	14,745	15,822	--	30,567	23,636	57,814	--	81,450
Net interest income (loss) after provision for loan and lease losses	232,820	33,196	(3,825)	262,191	204,027	(21,089)	(382)	182,556

Non-interest income:
Loan fees	9,565	2,334	--	11,899	5,373	6,062	--	11,435
Leased equipment income	9,815	--	--	9,815	974	--	--	974
Other non-interest income, net	22,872	4,190	(19,479)	7,583	21,607	94,111	(53,154)	62,564
Total non-interest income, net	42,252	6,524	(19,479)	29,297	27,954	100,173	(53,154)	74,973

Non-interest expense:
Compensation and benefits	74,818	2,529	--	77,347	36,819	56,458	(2,753)	90,524
Professional fees	4,615	4,543	--	9,158	1,107	11,878	--	12,985
Leased equipment depreciation	6,883	--	--	6,883	708	--	--	708
Expense of real estate owned and other foreclosed assets, net	1,334	5,245	--	6,579	10,225	23,899	--	34,124
(Gain) loss on extinguishment of debt	--	(8,059)	--	(8,059)	--	113,679	--	113,679
Other non-interest expense, net	36,657	35,968	(20,274)	52,351	59,396	43,446	(53,505)	49,337
Total non-interest expense, net	124,307	40,226	(20,274)	144,259	108,255	249,360	(56,258)	301,357

Net income (loss) before income taxes	150,765	(506)	(3,030)	147,229	123,726	(170,276)	2,722	(43,828)
Income tax expense (benefit)	62,047	(358,352)	--	(296,305)	38,448	(21,317)	--	17,131
Net income (loss)	$ 88,718	$ 357,846	$ (3,030)	$ 443,534	$ 85,278	$ (148,959)	$ 2,722	$ (60,959)

CapitalSource Third Quarter 2012 – Financial Supplement
CapitalSource Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
CapitalSource Bank Segment:

Performance ratios:
Return on average assets	1.88%	1.33%	1.55%	1.69%	1.82%
Return on average equity	12.75%	9.15%	9.90%	11.45%	11.71%
Return on average tangible equity	15.42%	11.03%	12.08%	13.75%	14.25%
Yield on average interest earning assets	5.88%	5.89%	5.97%	5.96%	6.19%
Cost of interest bearing liabilities	1.02%	1.05%	1.19%	1.06%	1.21%
Deposits	0.93%	0.95%	1.10%	0.97%	1.13%
Borrowings	1.85%	1.89%	2.01%	1.90%	2.02%
Net interest spread	4.86%	4.84%	4.78%	4.90%	4.98%
Net interest margin	4.97%	4.95%	4.94%	5.01%	5.14%
Operating expenses as a percentage of average total assets	2.07%	2.29%	2.05%	2.21%	2.10%
Efficiency ratio (1)	38.83%	43.49%	36.68%	41.02%	38.69%
Loan yield	6.95%	7.09%	7.51%	7.09%	7.89%

Capital ratios:
Tier 1 leverage	12.82%	12.69%	13.50%	12.82%	13.50%
Total risk-based capital	16.69%	16.20%	18.13%	16.69%	18.13%
Tangible common equity to tangible assets	12.55%	12.45%	13.40%	12.55%	13.40%

Average balances ($ in thousands):
Average loans	$ 5,231,242	$ 4,973,262	$ 4,192,610	$ 5,046,915	$ 3,977,519
Average assets	7,174,140	6,963,062	6,464,975	7,016,564	6,259,099
Average interest earning assets	6,752,549	6,558,331	6,123,923	6,598,045	5,925,633
Average deposits	5,469,501	5,334,190	4,833,941	5,347,534	4,749,229
Average borrowings	597,674	585,791	506,413	583,785	435,879
Average equity	1,056,261	1,013,953	1,010,782	1,035,100	973,461

Other Commercial Finance Segment:

Performance ratios:
Return on average assets	(0.43%)	120.00%	(16.79%)	34.65%	(6.70%)
Return on average equity	(0.86%)	331.24%	(41.11%)	86.57%	(18.29%)
Yield on average interest earning assets	7.66%	9.20%	5.67%	8.47%	6.56%
Cost of interest bearing liabilities	2.56%	2.78%	5.70%	2.63%	6.51%
Net interest spread	5.10%	6.42%	(0.03%)	5.83%	0.05%
Net interest margin	5.85%	7.29%	2.01%	6.63%	2.06%
Operating expenses as a percentage of average total assets	2.92%	5.90%	5.40%	4.25%	5.08%
Loan yield	7.91%	9.91%	8.58%	8.84%	8.57%

Average balances ($ in thousands):
Average loans	$ 763,361	$ 881,960	$ 1,256,049	$ 882,013	$ 1,717,145
Average assets	1,477,940	1,224,451	2,522,401	1,379,590	2,972,692
Average interest earning assets	877,722	1,004,777	2,003,654	987,268	2,385,213
Average borrowings	621,371	690,928	1,288,807	687,966	1,647,602
Average equity	742,001	443,584	1,030,100	552,141	1,089,019

Consolidated CapitalSource Inc.: (2)

Performance ratios:
Return on average assets	1.43%	18.99%	(3.59%)	7.06%	(0.89%)
Return on average equity	6.85%	106.31%	(15.65%)	37.18%	(3.94%)
Return on average tangible equity	7.58%	120.60%	(17.12%)	41.73%	(4.31%)
Yield on average interest earning assets	6.01%	6.27%	5.93%	6.22%	6.29%
Cost of interest bearing liabilities	1.16%	1.23%	2.06%	1.22%	2.49%
Net interest spread	4.85%	5.04%	3.87%	5.00%	3.80%
Net interest margin	4.99%	5.20%	4.24%	5.15%	4.25%
Efficiency ratio (1)	40.81%	49.35%	36.68%	44.34%	38.69%
Operating expenses as a percentage of average total assets	1.94%	2.50%	2.23%	2.22%	2.26%

Leverage ratios:
Equity to total assets (as of period end)	20.09%	20.79%	20.41%	20.09%	20.41%
Tangible common equity to tangible assets	18.47%	19.15%	18.71%	18.47%	18.71%

Average balances ($ in thousands):
Average loans	$ 5,995,021	$ 5,856,981	$ 5,451,395	$ 5,930,657	$ 5,698,155
Average assets	8,648,882	8,206,790	8,924,852	8,394,136	9,176,704
Average interest earning assets	7,630,690	7,564,867	8,130,313	7,587,042	8,314,338
Average borrowings	1,219,045	1,276,719	1,795,220	1,271,751	2,083,481
Average deposits	5,469,501	5,334,190	4,833,941	5,347,534	4,749,229
Average equity	1,802,085	1,466,177	2,045,996	1,593,372	2,068,085

(1) Efficiency ratio is defined as operating expense (non-interest expense less REO expense, early debt term expense, provision for unfunded commitments and lease depreciation) divided by net interest and non-interest income, less leased equipment depreciation.
(2) Applicable ratios have been calculated on a continuing operations basis.

CapitalSource Inc.
Credit Quality Data
(Unaudited)

	September 30,2012	June 30,2012	March 31,2012	December 31,2011	September 30,2011

Loans 30-89 days contractually delinquent:
As a % of total loans(1)	0.50%	0.01%	0.31%	0.21%	0.27%
Loans 30-89 days contractually delinquent	$30.2	$0.7	$19.0	$12.7	$15.7

Loans 90 or more days contractually delinquent:
As a % of total loans(1)	0.75%	1.04%	1.22%	1.61%	2.51%
Loans 90 or more days contractually delinquent	$45.5	$63.1	$73.8	$95.8	$145.9

Loans on non-accrual:(2)
As a % of total loans(1)	2.70%	3.35%	3.94%	4.72%	5.72%
Loans on non-accrual	$163.0	$203.1	$238.2	$280.7	$332.8

Impaired loans:(3)
As a % of total loans(1)	4.50%	6.03%	6.51%	7.15%	7.93%
Impaired loans	$271.2	$365.7	$393.4	$425.3	$461.8

Allowance for loan and lease losses:
As a % of total loans(4)	2.15%	2.23%	2.61%	2.70%	3.64%
As a % of non-accrual loans	77.70%	65.66%	63.76%	54.74%	62.60%
Allowance for loan and lease losses	$126.6	$133.4	$151.9	$153.6	$208.4

Net charge offs (last twelve months):
As a % of total average loans	2.09%	2.30%	3.31%	4.62%	4.87%
Net charge offs (last twelve months)	$123.7	$134.0	$190.6	$268.5	$290.8

(1) Includes loans held for investment and loans held for sale. Excludes deferred loan fees and discounts and the allowance for loan and lease losses.
(2) Includes loans with an aggregate principal balance of $45.5 million, $63.1 million, $73.7 million, $90.2 million, and $144.7 million as of September 30, 2012, June 30, 2012, March 31, 2012, December 31, 2011, and September 30, 2011, respectively, that were also classified as loans 90 or more days contractually delinquent. Also includes non-performing loans held for sale that had an aggregate principal balance of $2.9 million, $3.1 million, and $118.7 million as of December 31, 2011, September 30, 2011, and June 30, 2011, respectively. As of September 30, 2012, June 30, 2012 and March 31, 2012 there were no non-performing loans classified as held for sale.
(3) Includes loans with an aggregate principal balance of $45.5 million, $63.1 million, $73.7 million, $94.9 million, and $142.8 million as of September 30, 2012, June 30, 2012, March 31, 2012, December 31, 2011, and September 30 2011, respectively, that were also classified as loans 90 or more days contractually delinquent, and loans with an aggregate principal balance of $163.0 million, $203.1 million, $238.2 million, $277.8 million, and $329.7 million as of September 30, 2012, June 30, 2012, March 31, 2012, December 31, 2011, September 30, 2011, respectively, that were also classified as loans on non-accrual status.
(4) Includes loans held for investment and deferred loan fees and discounts. Excludes the allowance for loan and lease losses.
CONTACT: Investor Relations:
         Dennis Oakes
         Senior Vice President, Investor Relations
         & Corporate Communications
         (212) 321-7212
         doakes@capitalsource.com

         Media Relations:
         Michael Weiss
         Director of Communications
         (301) 841-2918
         mweiss@capitalsource.com